EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Waste Management Announces First Quarter Earnings

Disciplined Core Price Growth and Continued Cost Control Focus Contributed to Solid Quarter	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com
Company Reaffirms Full-Year Guidance

HOUSTON — April 29, 2015— Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended March 31, 2015. Revenues for the first quarter of 2015 were $3.0 billion compared with $3.4 billion for the same 2014 period. Net loss (a) for the quarter was $129 million, or $0.28 per diluted share, compared with net income of $228 million, or $0.49 per diluted share, for the first quarter of 2014. On an as-adjusted basis, excluding certain items, net income would have been $227 million, or $0.49 per diluted share, in the first quarter of 2015 compared with $212 million, or $0.45 per diluted share, in the first quarter of 2014.(b)

The Company’s as-adjusted first quarter 2015 results exclude a $0.74 per diluted share loss on early extinguishment of debt as well as a $0.03 per diluted share impact from non-cash charges related to post-closing adjustments that reduced the gain on the sale of certain operations in 2014 and an impairment of a short-lived landfill asset. In order to provide a meaningful comparison to 2015 results, the Company’s first quarter 2014 results have been adjusted to exclude the earnings from businesses and assets divested in 2014, which provided $0.04 per diluted share to the first quarter of 2014.(b)

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “We are pleased with our first quarter results. We continue to see the benefit from disciplined core price growth and cost controls. Our adjusted net income, operating income and margin, and earnings per diluted share improved when compared to the first quarter of 2014, despite year over year headwinds of $0.03 per diluted share from lower recycling commodity prices and the unfavorable impact of foreign currency fluctuations.

“During the first quarter, we re-invested a portion of the proceeds from the sale of our waste-to-energy business. We completed the acquisition of Deffenbaugh Disposal. Once fully integrated, Deffenbaugh should add about $52 million of annual operating EBITDA.(b) We also refinanced high interest rate notes to generate interest savings in 2015 and beyond.”

KEY HIGHLIGHTS FOR THE FIRST QUARTER 2015

•    Internal revenue growth from yield for collection and disposal operations was 2.0%.

•    Core price, which consists of price increases and fees, other than the Company’s fuel surcharge, net of rollbacks, was 4.4%, up from 4.2% in the first quarter of 2014. (c)

•    Internal revenue growth from volume in the Company’s traditional solid waste business declined 1.2% in the first quarter of 2015 versus a decline of 3.2% in the first quarter of 2014.

•    Overall revenue declined by 10.5%, or $356 million. Virtually all of the $356 million revenue decline can be attributed to a $220 million decline from divestitures, a $70 million decline from lower recycling revenues, $36 million in lower fuel surcharge revenue and $25 million in foreign currency fluctuations. Looking at the solid waste side of the business, revenue was virtually flat, with increased revenue from high margin collection and landfill lines of business offsetting revenue declines in the lower margin residential and national account lines.

•    Average recycling commodity prices were approximately 14.1% lower in the first quarter of 2015 compared with the prior year period. Recycling volumes declined 8.0% in the first quarter. In total, recycling operations negatively affected earnings by $0.02 per diluted share when compared to the prior year period.

•    Operating expenses improved by $286 million compared to the prior year period. Excluding divestitures, operating expenses improved $131 million.(b) Lower fuel and subcontractor costs, lower commodity rebates, and continued route optimization drove the improvement. As a percent of revenue, operating expenses were 64.0% in the first quarter of 2015, as compared to 65.7% in the first quarter of 2014, an improvement of 170 basis points.

•    SG&A expenses improved by $27 million compared with the first quarter of 2014. Excluding divestitures, SG&A expenses improved by $15 million compared with the first quarter of 2014.(b)

•    Net cash provided by operating activities was $499 million, compared to $584 million in the first quarter of 2014, with divestitures driving $57 million of the decline. Capital expenditures were $233 million. The Company had $19 million of divestiture proceeds in the quarter.

•    Free cash flow improved by $22 million, to $285 million, in the first quarter of 2015, compared to free cash flow for the first quarter of 2014. The comparison excludes the impacts to first quarter 2014 free cash flow of divested operations and assets.(b)

•    The Company returned $176 million to shareholders in the form of dividends.

•    The effective tax rate was approximately 41.0%. Adjusting for items excluded from the Company’s as-adjusted results, the tax rate was 34.2%, in line with the Company’s expected full-year tax rate of 35%.(b)

Steiner concluded, “First quarter results put us on track to achieve our full year guidance. Volumes in our traditional solid waste business were a negative 1.2% in the quarter, but we saw some very positive trends in our commercial and industrial lines. The rate of decline in our commercial volumes moderated and was 200 basis points better than the rate of decline in the first quarter of 2014. Similarly, our industrial volumes were 520 basis points better than the first quarter of 2014. Both lines of business had the lowest rate of decline in seven quarters. Consequently, although total revenue in the quarter was down more than we expected, the revenue decline was primarily in low margin lines or resulting from external factors like foreign currency. The revenue and volume trends in our most profitable lines of business are encouraging, and we expect them to improve as we see our normal seasonal upturn.

“At the beginning of the year, we gave guidance that our 2015 adjusted earnings per diluted share would be between $2.48 and $2.55 for the full year, including a negative $0.03 to $0.05 diluted earnings per share headwind from recycling commodities. The annual impact from the recycling business is now anticipated to be closer to $0.10 per diluted share. We will continue to work to improve our recycling contracts and to implement additional operational improvements. Despite the increased recycling headwind, we still anticipate adjusted earnings per diluted share to be within the guidance range. We also expect to achieve our full year free cash flow guidance of between $1.4 and $1.5 billion.” (b)

(a)    For purposes of this press release, all references to “Net loss” and “Net income” refer to the financial statement line items “Net income (loss) attributable to Waste Management, Inc.” and “Net income attributable to Waste Management, Inc.,” respectively.

(b)    This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share, operating expenses, SG&A expenses, and our effective tax rate have been presented in certain instances excluding items identified in the reconciliations provided.

The Company’s projected full year 2015 earnings per diluted share is not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2015 that are not representative or indicative of the Company’s results of operations including the items excluded from our as-adjusted first quarter results. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share or projected earnings growth to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides projections of free cash flow. Free cash flow is a non-GAAP measure. The company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•    Net cash provided by operating activities

•    Less, capital expenditures

•    Plus, proceeds from divestitures of businesses (net of cash divested) and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company. Management refers to GAAP income from operations before depreciation and amortization as “operating EBITDA.”

(c)    Core price is a performance metric used by management and is based on certain historical assumptions to allow for comparability between reporting periods.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the first quarter 2015 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 16632898 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Wednesday, April 29, 2015 through 5:00 PM (Eastern) on Wednesday, May 13, 2015. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 16632898.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding 2015 earnings per diluted share; 2015 free cash flow; future results from yield management and cost controls; refinancing of retired debt and related interest savings; volume trends and improvements; future recycling commodity prices; results from recycling operations; and operating EBITDA from the acquired Deffenbaugh Disposal operations. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended March 31,
	2015	2014
Operating revenues	$3,040	$3,396

Costs and expenses:
Operating	1,946	2,232
Selling, general and administrative	348	375
Depreciation and amortization	292	317
Restructuring	1	1
(Income) expense from divestitures, asset impairments and unusual items	13	2

	2,600	2,927

Income from operations	440	469

Other income (expense):
Interest expense, net	(104)	(121)
Loss on early extinguishment of debt	(550)	—
Equity in net losses of unconsolidated entities	(8)	(9)
Other, net	—	(3)

	(662)	(133)

Income (loss) before income taxes	(222)	336
Provision for (benefit from) income taxes	(91)	99

Consolidated net income (loss)	(131)	237
Less: Net income (loss) attributable to noncontrolling interests	(2)	9

Net income (loss) attributable to Waste Management, Inc.	$(129)	$228

Basic earnings (loss) per common share	$(0.28)	$0.49

Diluted earnings (loss) per common share	$(0.28)	$0.49

Basic common shares outstanding	458.5	465.2

Diluted common shares outstanding	458.5	466.9

Cash dividends declared per common share	$0.385	$0.375

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended March 31,
	2015	2014
EPS Calculation:

Net income (loss) attributable to Waste Management, Inc.	$(129)	$228

Number of common shares outstanding at end of period	457.8	465.3
Effect of using weighted average common shares outstanding	0.7	(0.1)

Weighted average basic common shares outstanding	458.5	465.2
Dilutive effect of equity-based compensation awards and other contingently issuable shares	—	1.7

Weighted average diluted common shares outstanding	458.5	466.9

Basic earnings (loss) per common share	$(0.28)	$0.49

Diluted earnings (loss) per common share	$(0.28)	$0.49

(2)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$277	$1,307
Receivables, net	2,008	1,937
Other	332	397

Total current assets	2,617	3,641

Property and equipment, net	10,679	10,657
Goodwill	5,855	5,740
Other intangible assets, net	564	440
Other assets	976	934

Total assets	$20,691	$21,412

Liabilities and Equity
Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,105	$2,395
Current portion of long-term debt	168	1,090

Total current liabilities	2,273	3,485

Long-term debt, less current portion	9,039	8,345
Other liabilities	3,804	3,693

Total liabilities	15,116	15,523

Equity:
Waste Management, Inc. stockholders’ equity	5,554	5,866
Noncontrolling interests	21	23

Total equity	5,575	5,889

Total liabilities and equity	$20,691	$21,412

(3)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Quarters Ended March 31,
	2015	2014
Cash flows from operating activities:
Consolidated net income (loss)	$(131)	$237
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	292	317
Loss on early extinguishment of debt	550	—
Other	99	41
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(311)	(11)

Net cash provided by operating activities	499	584

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(445)	(11)
Capital expenditures	(233)	(266)
Proceeds from divestitures of businesses and other assets (net of cash divested)	19	166
Investments in unconsolidated entities	(5)	(4)
Net receipts from restricted trust and escrow accounts, and other	36	(7)

Net cash provided by (used in) investing activities	(628)	(122)

Cash flows from financing activities:
New borrowings	1,817	913
Debt repayments	(2,029)	(928)
Premiums paid on early extinguishment of debt	(554)	—
Cash dividends	(176)	(174)
Exercise of common stock options	39	14
Other, net	5	(4)

Net cash used in financing activities	(898)	(179)

Effect of exchange rate changes on cash and cash equivalents	(3)	(2)

Increase (decrease) in cash and cash equivalents	(1,030)	281
Cash and cash equivalents at beginning of period	1,307	58

Cash and cash equivalents at end of period	$277	$339

(4)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
Operating Revenues by Lines of Business	2015	2014	2014
Collection
Commercial	$820	$838	$846
Residential	612	629	635
Industrial	509	555	516
Other	76	85	77

Total Collection	2,017	2,107	2,074
Landfill	635	727	632
Transfer	308	336	306
Wheelabrator	—	176	230
Recycling	282	321	347
Other	333	373	387
Intercompany (a)	(535)	(603)	(580)

Operating revenues	$3,040	$3,437	$3,396

	Quarters Ended
	March 31, 2015		March 31, 2014
Analysis of Change in Year Over Year Revenues	Amount	As a % of Total Company	Amount	As a % of Total Company
Average yield (i)	$(24)	-0.7%	$86	2.6%
Volume	(95)	-3.0%	(59)	-1.8%

Internal revenue growth	(119)	-3.7%	27	0.8%
Acquisition	8	0.2%	54	1.6%
Divestitures	(220)	*	(4)	-0.1%
Foreign currency translation	(25)	-0.8%	(17)	-0.5%

	$(356)	-10.5%	$60	1.8%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection and disposal	$54	2.0%	$71	2.6%
Recycling commodities	(42)	-12.2%	(14)	-4.0%
Electricity	—	0.0%	27	37.5%
Fuel surcharges and mandated fees	(36)	-21.3%	2	1.2%

Total	$(24)	-0.7%	$86	2.6%

	Quarters Ended March 31,
Free Cash Flow Analysis (b)	2015	2014
Net cash provided by operating activities	$499	$584
Capital expenditures	(233)	(266)
Proceeds from divestitures of businesses and other assets (net of cash divested)	19	166

Free cash flow	$285	$484

*	Percentage change does not provide a meaningful comparison.
(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(5)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Balance Sheet Data
Cash and cash equivalents	$277	$1,307	$339

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,207	$9,435	$10,194
Total equity	5,575	5,889	6,039

Total capital	$14,782	$15,324	$16,233

Debt-to-total capital	62.3%	61.6%	62.8%

Capitalized interest	$4	$5	$3

Acquisition Summary (a)
Gross annualized revenue acquired	$244	$3	$9

Total consideration	$465	$4	$10

Cash paid for acquisitions	$445	$3	$11

Other Operational Data
Internalization of waste, based on disposal costs	64.3%	67.5%	67.0%

Total landfill disposal volumes (tons in millions)	20.9	24.5	21.3
Total waste-to-energy disposal volumes (tons in millions)	—	1.6	1.7

Total disposal volumes (tons in millions)	20.9	26.1	23.0

Active landfills	254	252	267

Landfills reporting volume	236	235	247

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$72.4	$83.7	$73.5
Asset retirement costs	16.0	4.7	9.9

Total landfill amortization expense (b)	88.4	88.4	83.4
Accretion and other related expense	18.4	19.4	18.3

Landfill amortization, accretion and other related expense	$106.8	$107.8	$101.7

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended March 31, 2015 as compared to the quarter ended March 31, 2014 reflects an increase in amortization expense of approximately $5.0 million primarily due to changes in landfill estimates identified in both quarters.

(6)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended March 31, 2015
Adjusted Net Income and Earnings Per Diluted Share	After-tax Amount	Per Share Amount
Net Income (Loss) and Diluted EPS, as reported	$(129)	$(0.28)

Adjustments to Net Income (Loss) and Diluted EPS:
Loss on early debt extinguishment	344	0.74
Asset impairments and unusual items (a)	12	0.03

	356	0.77

Net Income and Diluted EPS, as adjusted	$227	$0.49	(b)

	Quarter Ended March 31, 2014
Adjusted Earnings Per Diluted Share	Per Share Amount
Diluted EPS, as reported	$0.49

Adjustment to Diluted EPS:
Divested businesses and assets in 2014 (c)	(0.04	)(c)

Diluted EPS, as adjusted	$0.45	(b)

(a)	Includes net charges reflected in: i) the “asset impairments and unusual items” financial caption, primarily related to certain adjustments associated with the sale of our waste-to-energy business in December 2014 and an impairment of a landfill in Western Canada and ii) the “restructuring” financial caption.
(b)	First quarter 2015 as-adjusted earnings per diluted share increased $0.04, or almost 9%, as compared with the first quarter of 2014 results adjusted to exclude the earnings from businesses and assets divested in 2014.
(c)	Primarily includes the divestiture of our waste-to-energy business and other solid waste assets. Tax expense associated with this item was $9 million.

(7)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended March 31, 2015
Adjusted Tax Expense Reconciliation and Effective Tax Rate	Pre-tax Income / (Loss)	Tax Expense / (Benefits)	Effective Tax Rate (a)
As reported amounts	$(222)	$(91)	41.0%

Adjustments to Tax Expense:
Loss on early debt extinguishment	550	206
Asset impairments and unusual items	14	2

As adjusted amounts	$342	$117	34.2%

2015 Projected Free Cash Flow Reconciliation (b)	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,600	$2,800
Capital expenditures	(1,200)	(1,300)
Proceeds from divestitures of businesses and other assets (net of cash divested)	50	100

Free cash flow	$1,450	$1,600

(a)	The Company calculates its effective tax rate based on actual dollars. Rounding differences occurred when the effective tax rate was calculated using Pre-tax Income and Tax Expense amounts included in the table above, as these items have been rounded in millions.
(b)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2015. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(8)

Waste Management, Inc.

Supplemental Data - Q1 2014 Impact of Divestitures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

The following table presents certain financial measures that have been adjusted to exclude amounts attributed to divestitures during 2014, primarily our waste-to-energy business and other solid waste assets. These pro-forma 2014 financial measures are non-GAAP measures and should not be considered a substitute for the as-reported amounts below. We have included this information because the Company had significant divestitures in 2014; accordingly, management believes that presenting certain financial measures as adjusted to exclude amounts attributed to divested operations and assets will provide investors with a more meaningful comparison to 2015 results.

	Quarter ended March 31, 2014
Selected Financial Information	As-Reported Amount	LESS: Amounts Attributed to Divestitures	Pro-Forma 2014
Operating Revenues	$3,396	$218	$3,178

Operating Expenses	$2,232	$155	$2,077	(a)

SG&A Expenses	$375	$12	$363	(b)

Depreciation and Amortization	$317	$15	$302

Income From Operations	$469	$36	$433

Operating EBITDA	$786	$51	$735	(c)

Net Income	$228	$16	$212

Earnings Per Diluted Share	$0.49	$0.04	$0.45

Net Cash Provided by Operating Activities	$584	$57	$527

Capital Expenditures	$266	$2	$264

Proceeds from Divestitures	$166	$166	$—

Free Cash Flow	$484	$221	$263	(d)

(a)	As-reported operating expenses for the first quarter of 2015 were $1,946 million. As a result, after excluding divestitures from the first quarter of 2014, operating expenses improved by $131 million compared with the prior year period.
(b)	As-reported SG&A expenses for the first quarter of 2015 were $348 million. As a result, after excluding divestitures from the first quarter of 2014, SG&A expenses improved by $15 million compared with the prior year period.
(c)	Management refers to GAAP income from operations, before depreciation and amortization, as operating EBITDA.
(d)	Free cash flow was $285 million in the first quarter of 2015. Excluding estimated free cash flow from operations and assets divested in 2014, free cash flow improved $22 million when compared with the prior year period. Please see note (b) to the earnings press release for a definition and additional information regarding our use of this non-GAAP measure.

(9)

Waste Management, Inc.

Supplemental Data - 2014 Impact of Divestitures by Quarter

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

The following table presents certain financial results attributed to divestitures during 2014, primarily our waste-to-energy business and other solid waste assets. We have included this information because the Company had significant divestitures in 2014; accordingly, management believes that providing this additional detail regarding prior financial results attributed to divested operations and assets will help investors understand the Company’s 2015 financial projections and provide investors with more meaningful comparisons to 2015 results.

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Year 2014
Gross Operating Revenues	$253	$218	$204	$177	$852
Intercompany Operating Revenues	(35)	(29)	(28)	(26)	(118)

Net Operating Revenues	$218	$189	$176	$151	$734

Operating Expenses	$155	$134	$113	$93	$495

SG&A Expenses	$12	$13	$8	$6	$39

Depreciation and Amortization	$15	$16	$4	$1	$36

Income from Operations	$36	$26	$51	$51	$164

Operating EBITDA (a)	$51	$42	$55	$52	$200

Net Income	$16	$9	$25	$30	$80

Earnings per Diluted Share	$0.04	$0.02	$0.05	$0.07	$0.18

Net Cash Provided by Operating Activities	$57	$16	$45	$22	$140

Capital Expenditures	$2	$3	$4	$1	$10

Proceeds from Divestitures	$166	$100	$53	$1,934	$2,253

Free Cash Flow (b)	$221	$113	$94	$1,955	$2,383

(a)	Management refers to GAAP income from operations, before depreciation and amortization, as operating EBITDA.
(b)	Please see note (b) to the earnings press release for a definition and additional information regarding our use of this non-GAAP measure.

(10)